United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contacts:	Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS

2012 FOURTH QUARTER AND FULL-YEAR RESULTS

•	Fourth quarter reportable segment and Other Businesses income from operations of $59 million

•	Fourth quarter net loss of $50 million, or $0.35 per diluted share including a $9 million, or $0.06 per diluted share, favorable settlement related to a supplier contract dispute

•	Full-year reportable segment and Other Businesses income from operations was $855 million; full-year net loss was $124 million, or $0.86 per diluted share, including a net loss of $353 million primarily due to the sale of U. S. Steel Serbia

•	Fourth quarter shipments of 5.2 million tons and net sales of $4.5 billion

•	Strong liquidity position with $570 million of cash and $2.4 billion of total liquidity

PITTSBURGH, January 29, 2013 – United States Steel Corporation (NYSE: X) reported a fourth quarter 2012 net loss of $50 million, or $0.35 per diluted share, compared to third quarter 2012 net income of $44 million, or $0.28 per diluted share, and a fourth quarter 2011 net loss of $211 million, or $1.46 per diluted share. For full-year 2012, U. S. Steel reported a net loss of $124 million, or $0.86 per diluted share, which included a net loss of $353 million primarily due to the sale of U. S. Steel Serbia. For full-year 2011, U. S. Steel reported a net loss of $53 million, or $0.37 per diluted share, which included an $11 million after-tax environmental remediation charge. Net loss for the fourth quarter 2012 included a $9 million, or $0.06 per diluted share, favorable settlement related to a supplier contract dispute. Net income for the third quarter 2012 included a $22 million, or $0.13 per diluted share, after-tax charge for employee lump sum payments as provided in the new labor agreement. Net loss for the fourth quarter 2011 included $51 million, or $0.35 per diluted share, of net foreign currency losses and an $11 million, or $0.08 per diluted share, after-tax environmental remediation charge.

Earnings Highlights

(Dollars in millions, except per share amounts)	4Q 2012	3Q 2012	4Q 2011	2012	2011
Net Sales	$4,487	$4,652	$4,819	$19,328	$19,884
Segment income (loss) from operations
Flat-rolled	$11	$29	$(72)	$400	$469
U. S. Steel Europe	7	27	(89)	34	(162)
Tubular	32	102	119	366	316
Other Businesses	9	13	16	55	46
Total reportable segment and Other Businesses income (loss) from operations	$59	$171	$(26)	$855	$669
Postretirement benefit expense	(69)	(74)	(99)	(297)	(386)
Other items not allocated to segments	15	(35)	(18)	(311)	(18)
Income (loss) from operations	$5	$62	$(143)	$247	$265
Net interest and other financial costs	64	45	102	241	238
Income tax (benefit) provision	(8)	(27)	(34)	131	80
Less: Net loss attributable to the noncontrolling interests	(1)	-	-	(1)	-
Net (loss) income attributable to United States Steel Corporation	$(50)	$44	$(211)	$(124)	$(53)
-Per basic share	$(0.35)	$0.30	$(1.46)	$(0.86)	$(0.37)
-Per diluted share	$(0.35)	$0.28	$(1.46)	$(0.86)	$(0.37)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “For the third consecutive quarter all three of our reportable segments had positive operating results despite the uncertain global economic environment. Lower drilling and project line pipe activity, as well as continued high import levels, significantly reduced our Tubular segment’s results. For our Flat-rolled segment, our profitability was negatively affected by the uncertain domestic fiscal situation as well as continued high levels of flat-rolled steel imports.”

The company reported a fourth quarter 2012 reportable segment and Other Businesses income from operations of $59 million, or $11 per ton, compared to income of $171 million, or $32 per ton, in the third quarter of 2012 and a loss of $26 million, or $5 per ton, in the fourth quarter of 2011. For the year 2012, reportable segment and Other Businesses income from operations was $855 million versus $669 million for the year 2011.

For the full year 2012, we recorded a tax provision of $131 million on our pre-tax income of $6 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets. In addition, no material tax benefit was recorded on the $399 million loss on the sale of U. S. Steel Serbia in 2012.

As of December 31, 2012, U. S. Steel had $570 million of cash and $2.4 billion of total liquidity compared to $408 million of cash and $1.8 billion of total liquidity at December 31, 2011. In 2012 net debt as reflected on the balance sheet was reduced by approximately $450 million as cash from operations in excess of capital spending was used to repay borrowings on our credit facilities and increase cash on hand.

Reportable Segments and Other Businesses

Flat-rolled fourth quarter results remained positive but decreased from the third quarter due to lower average realized prices and shipments, partially offset by lower operating costs. Average realized prices and shipments were lower compared to the third quarter, as cautious purchasing patterns continued in light of the uncertain global economic outlook and the domestic fiscal situation and compressed mill lead times. Operating costs decreased due to lower raw materials and repairs and maintenance costs partially offset by higher natural gas costs.

Fourth quarter results for our European segment remained positive but lower than the third quarter. Average realized prices decreased reflecting lower spot market and quarterly contract pricing, while shipments remained comparable to the third quarter. Operating costs decreased compared to the third quarter primarily due to lower raw materials costs partially offset by higher energy costs.

Fourth quarter results for our Tubular segment were well below third quarter results. Average realized prices and shipments decreased as end users reduced drilling activity and project line pipe purchases were delayed. Inventory management and continued high import levels also adversely affected order rates as we approached year-end. Operating costs increased due to lower production levels.

Outlook

Commenting on U. S. Steel’s outlook for the first quarter, Surma said, “We continue to be challenged by uncertain global economic and steel market conditions. We expect a slight improvement in the European and Tubular segment operating results with Flat-rolled segment results expected to be near breakeven. Total reportable segment and Other Businesses operating results are expected to be comparable to the fourth quarter.”

We expect Flat-rolled segment results to be near breakeven in the first quarter. Steel buyers in North America continued to exhibit caution early in the year, but recent increases in our daily order entry rates suggest increased spot market demand as the quarter progresses. We expect higher shipments in the first quarter than the fourth quarter with increases across many of our industry segments. Average spot prices are expected to be higher than the fourth quarter as recently announced price increases take effect. Lower prices for market-based contracts, which tend to lag the spot market, are expected to offset the higher spot market prices with overall first quarter average realized prices for the Flat-rolled segment being comparable to the fourth quarter. Raw materials costs are expected to decrease slightly as lower coal prices are partially offset by higher scrap prices. Total operating costs are expected to be slightly higher compared to the fourth quarter.

First quarter results for our European segment are projected to improve compared to the fourth quarter due to a significant increase in shipments. Despite continued economic challenges, shipments are anticipated to increase due to additional contract volume and improving spot market activity caused by service center and distributor restocking. Average realized prices are expected to decrease due to a higher mix of hot-rolled shipments as well as the effect of lower firm contract prices, which are partially offset by increasing spot market prices. Iron ore costs are projected to increase in the first quarter.

We expect first quarter results for our Tubular segment to improve compared to the fourth quarter due to decreased operating costs and a slight increase in shipments as drilling activity begins to improve. Average realized prices are expected to be slightly lower as compared to the fourth quarter, while operating costs are expected to decrease due to reduced repairs and maintenance costs and improved operating efficiencies.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are experiencing a gradual economic recovery, there are signs of continued economic issues, including the European sovereign debt and domestic fiscal situations. U. S. Steel cannot control or predict the impact. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Tuesday, January 29, at 3 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Overview” then “Current Information” under the “Investors” section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

-oOo-

2013-xxx

UNITED STATES STEEL CORPORATION

STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Dollars in millions)	2012	2012	2011	2012	2011

NET SALES	$4,487	$4,652	$4,819	$19,328	$19,884

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,216	4,311	4,647	17,630	18,326
Selling, general and administrative expenses	142	166	183	654	733
Depreciation, depletion and amortization	171	163	169	661	681
Income from investees	(28)	(48)	(19)	(144)	(85)
Net (gain) loss on disposal of assets	(12)	(1)	(15)	296	(25)
Other income, net	(7)	(1)	(3)	(16)	(11)

Total operating expenses	4,482	4,590	4,962	19,081	19,619

INCOME (LOSS) FROM OPERATIONS	5	62	(143)	247	265
Net interest and other financial costs	64	45	102	241	238

(LOSS) INCOME BEFORE INCOME TAXES AND
NONCONTROLLING INTERESTS	(59)	17	(245)	6	27
Income tax (benefit) provision	(8)	(27)	(34)	131	80

Net (loss) income	(51)	44	(211)	(125)	(53)
Less: Net loss attributable to the
noncontrolling interests	(1)	-	-	(1)	-
NET (LOSS) INCOME ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(50)	$44	$(211)	$(124)	$(53)

COMMON STOCK DATA:

Net (loss) income per share attributable to United
States Steel Corporation shareholders:
-Basic	$(0.35)	$0.30	$(1.46)	$(0.86)	$(0.37)
-Diluted	$(0.35)	$0.28	$(1.46)	$(0.86)	$(0.37)

Weighted average shares, in thousands
-Basic	144,351	144,350	144,071	144,237	143,967
-Diluted	144,351	171,673	144,071	144,237	143,967

Dividends paid per common share	$0.05	$0.05	$0.05	$0.20	$0.20

UNITED STATES STEEL CORPORATION

CASH FLOW STATEMENT (Unaudited)

	Year Ended
	December 31
(Dollars in millions)	2012	2011

Cash provided by (used in) operating activities:
Net loss	$(125)	$(53)
Depreciation, depletion and amortization	661	681
Pensions and other postretirement benefits	(181)	(24)
Deferred income taxes	74	(68)
Net loss (gain) on disposal of assets	296	(25)
Working capital changes	326	(552)
Income taxes receivable/payable	17	133
Currency remeasurement (gain) loss	(15)	40
Other operating activities	82	36
Total	1,135	168

Cash (used in) provided by investing activities:
Capital expenditures	(723)	(848)
Disposal of assets	155	41
Other investing activities	(34)	(6)
Total	(602)	(813)

Cash provided by (used in) financing activities:
Revolving credit facilities - borrowings	523	4,715
- repayments	(653)	(4,570)
Receivables Purchase Agreement (payments) proceeds	(380)	380
Issuance of long-term debt, net of refinancing costs	485	193
Repayment of long-term debt	(319)	(216)
Common stock issued	-	3
Dividends paid	(29)	(29)
Other financing activities	-	1
Total	(373)	477

Effect of exchange rate changes on cash	2	(2)

Net increase (decrease) in cash and cash equivalents	162	(170)
Cash and cash equivalents at beginning of the year	408	578

Cash and cash equivalents at end of the year	$570	$408

UNITED STATES STEEL CORPORATION

CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2012	2011

Cash and cash equivalents	$570	$408
Receivables, net	2,090	2,046
Receivables sold to third party conduits	-	380
Inventories	2,503	2,775
Other current assets	211	165
Total current assets	5,374	5,774
Property, plant and equipment, net	6,408	6,579
Investment and long-term receivables, net	609	683
Goodwill and intangible assets, net	2,075	2,045
Other assets	773	992

Total assets	$15,239	$16,073

Accounts payable and other accrued liabilities	$1,800	$2,063
Payroll and benefits payable	977	1,003
Short-term debt and current maturities of long-term debt	2	20
Borrowings under Receivables Purchase Agreement	-	380
Other current liabilities	211	183
Total current liabilities	2,990	3,649
Long-term debt, less unamortized discount	3,936	3,828
Employee benefits	4,416	4,600
Other long-term liabilities	419	495
United States Steel Corporation stockholders' equity	3,476	3,500
Noncontrolling interests	2	1

Total liabilities and stockholders' equity	$15,239	$16,073

UNITED STATES STEEL CORPORATION

PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended				Year Ended
	Dec. 31	Sept. 30	Dec. 31		Dec. 31	Dec. 31
(Dollars in millions)	2012	2012	2011		2012	2011

INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$11	$29	$(72)		$400	$469
U. S. Steel Europe	7	27	(89	)(a)	34 (a)	(162	)(a)
Tubular	32	102	119		366	316
Other Businesses	9	13	16		55	46

Reportable Segment and Other Businesses (Loss) Income from Operations	59	171	(26)		855	669
Postretirement benefit expenses	(69)	(74)	(99)		(297)	(386)
Other items not allocated to segments:
Loss on sale of U. S. Steel Serbia	-	-	-		(399)	-
Gain on sale of transportation assets	-	-	-		89	-
Supplier contract dispute settlement	15	-	-		15	-
Property tax settlements	-	-	-		19	-
Labor agreement lump sum payments	-	(35)	-		(35)	-
Environmental remediation charge	-	-	(18)		-	(18)

Total Income (Loss) from Operations	$5	$62	$(143)		$247	$265

CAPITAL EXPENDITURES
Flat-rolled	$141	$89	$189		$625	$616
U. S. Steel Europe	17	15	16		38	109
Tubular	17	17	10		42	104
Other Businesses	12	8	7		18	19

Total	$187	$129	$222		$723	$848

(a) Includes income from operations for USSK of $51 million and $44 million for the years ended December 31, 2012 and 2011, respectively. Includes a loss from operations for USSK of ($22) million for the quarter ended December 31, 2011.

UNITED STATES STEEL CORPORATION

PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2012	2012	2011	2012	2011

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	721	741	741	750	759
U. S. Steel Europe	718	731	770	742	845
USSK	718	731	783	743	862
Tubular	1,624	1,676	1,711	1,687	1,612
Steel Shipments: (a) (b)
Flat-rolled	3,924	3,972	3,784	15,974	15,509
U. S. Steel Europe	905	911	1,153	3,816	4,932
Tubular	407	457	482	1,886	1,812
Total Steel Shipments	5,236	5,340	5,419	21,676	22,253

USSK	905	911	908	3,743	3,690

Intersegment Shipments: (b)
Flat-rolled to Tubular	393	456	431	1,803	1,770
U. S. Steel Europe to Flat-rolled	-	128	-	249	71
Raw Steel Production : (b)
Flat-rolled	4,686	4,699	4,593	19,116	18,600
U. S. Steel Europe	969	1,140	1,211	4,522	5,640
USSK	969	1,140	945	4,434	4,201
Raw Steel Capability Utilization: (c)
Flat-rolled	77%	77%	75%	78%	77%
U. S. Steel Europe	77%	90%	65%	87%	76%
USSK	77%	90%	75%	88%	84%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million tons for U. S. Steel Europe. Subsequent to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE is 5.0 million net tons.